Exhibit 99.1

FOR IMMEDIATE RELEASE

LBI Media, Inc. Reports Fourth Quarter and Full Year 2011 Results

Burbank, CA – April 2, 2012 – LBI Media, Inc. today announced its financial results for the fourth quarter and year ended December 31, 2011.

For the three months ended December 31, 2011, net revenues decreased by $0.6 million, or 2%, to $30.1 million, from $30.7 million for the same period in 2010. Net revenues for the twelve months ended December 31, 2011 increased by $1.8 million, or 2%, to $117.5 million, from $115.7 million for the same period in 2010.

For the three months ended December 31, 2011, net revenues from our television segment increased by $1.2 million, or 8%, to $16.6 million, from $15.4 million for the same period in 2010. For the three months ended December 31, 2011, net revenues from our radio segment decreased by $1.8 million, or 12%, to $13.5 million, from $15.3 million for the same period in 2010.

Adjusted EBITDA(1) decreased by $5.5 million, or 60%, to $3.7 million for the three months ended December 31, 2011, from $9.2 million for the same period in 2010. Adjusted EBITDA for the full year ended December 31, 2011 decreased by 22%, or $8.0 million, to $27.7 million as compared to $35.7 million for the year ended December 31, 2010.

Commenting on the Company’s earnings results, Lenard Liberman, Chief Executive Officer and President said, “The EstrellaTV network celebrated its second full year of operation in 2011 and in the fourth quarter it achieved significant ratings milestones. In the November sweeps period, EstrellaTV became the #3 Hispanic television network in primetime in important male demographics. This performance came with other significant ratings successes and is a testament to the programming and distribution strategy of the network. While our radio stations experienced a challenging fourth quarter and full year in 2011, we are confident that we can return our radio group to its historic industry leading performance.”

Results for the Three Months Ended December 31, 2011

Net revenues decreased by $0.6 million, or 2%, to $30.1 million for the three months ended December 31, 2011, from $30.7 million for the same period in 2010. The change was primarily attributable to decreased advertising revenue from our radio segment, partially offset by an increase in advertising revenue from our television segment.

Net revenues for our television segment increased by $1.2 million, or 8%, to $16.6 million for the three months ended December 31, 2011, from $15.4 million for the same period in 2010. This increase was primarily attributable to increased advertising revenue from our EstrellaTV national television network and our Denver station, KETD-TV, which began fully operating in the fourth quarter of 2010.

Net revenues for our radio segment decreased by $1.8 million, or 12%, to $13.5 million for the three months ended December 31, 2011, from $15.3 million for the same period in 2010. This change was primarily attributable to declines in advertising revenues in our Dallas, Houston and Los Angeles markets, partially offset by an increase in syndication revenues generated by our program featuring Don Cheto.

Total operating expenses increased by $6.6 million, or 27%, to $31.2 million for the three months ended December 31, 2011, as compared to $24.6 million for the same period in 2010. This increase was primarily attributable to a $3.0 million increase in program and technical expenses, a $1.4 million increase in selling, general, and administrative expenses, a $1.5 million increase in loss on disposal of property and equipment, a $0.5 million increase in promotional expenses and a $0.2 million increase in depreciation and amortization of property and equipment.

We recognized a net loss of $11.9 million for the three months ended December 31, 2011, as compared to a net loss of $0.5 million for the same period of 2010, a change of $11.4 million. This change was primarily attributable to an increase in interest expense, program and technical expenses, selling general and administrative expenses, loss on disposal of property and equipment, and a reduction of net revenues.

(1)	We define Adjusted EBITDA as net income or loss less discontinued operations, net of income taxes, plus provision for or benefit from income taxes, loss on sale and disposal of property and equipment, net interest expense and other income, interest rate swap expense or income, impairment of broadcast licenses and long-lived assets, depreciation and amortization, stock-based compensation expense, impairment of equity method investment and equity losses of equity method investment. Management considers this measure an important indicator of our financial performance because it eliminates the effects of certain non-cash items, our discontinued operations and our capital structure. This measure should be considered in addition to, but not as a substitute for, or superior to, other measures of liquidity and financial performance prepared in accordance with accounting principles generally accepted in the U.S., such as cash flows from operating activities, operating income or loss and net income or loss. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. See tables at the end of this press release for a reconciliation of net (loss) income to Adjusted EBITDA.

Adjusted EBITDA decreased by $5.5 million, or 60%, to $3.7 million for the three months ended December 31, 2011, as compared to $9.2 million for the same period in 2010. The change was primarily the result of the increases in program and technical expenses, selling, general and administrative expenses, promotional expenses, and a reduction in net revenues.

Results for the Year Ended December 31, 2011

Net revenues increased by $1.8 million, or 2%, to $117.5 million for the year ended December 31, 2011, from $115.7 million in 2010. This change was primarily attributable to increased advertising revenue from our television segment, partially offset by a decline in advertising revenue from our radio segment.

Net revenues for our radio segment declined by $4.9 million, or 8%, to $55.0 million for the year ended December 31, 2011, from $59.9 million for the same period in 2010. This change was primarily attributable to declines in advertising revenue in our Dallas, Houston and Los Angeles markets, partially offset by an increase in syndication revenues generated by our programs featuring Don Cheto.

Net revenues for our television segment increased by $6.7 million, or 12%, to $62.5 million for the year ended December 31, 2011, from $55.8 million in 2010. This increase was primarily attributable to increased revenue from our EstrellaTV national television network and a full year of revenue from our Denver station, KETD-TV, that we acquired in June 2010 and began fully operating in the fourth quarter 2010.

Total operating expenses increased by $6.9 million, or 7%, to $104.8 million for the year ended December 31, 2011 from $97.9 million for the same period in 2010. This change was primarily attributable to:

(1)	a $5.0 million increase in program and technical expenses, which resulted from (a) an increase in amortization of capitalized costs related to the production of original programming content and (b) incremental costs related to our EstrellaTV network;

(2)	a $3.9 million increase in selling, general and administrative expenses primarily related to (a) additional costs related to the expansion of our EstrellaTV network, including additional sales staff and costs related to our advertising “upfront” presentations, (b) incremental costs related to our Denver station, KETD-TV, which began fully operating in the fourth quarter 2010, (c) a $0.7 million charge related to a legal settlement and (d) an increase in legal fees and employee related costs;

(3)	a $2.9 million increase in loss on disposal of property and equipment, primarily related to the disposal of certain analog television transmission equipment and obsolete television stage props and other equipment;

(4)	the absence in 2011 of the $1.6 million gain on assignment of the asset purchase agreement to acquire radio station KDES-FM; and

(5)	a $1.2 million increase in promotional expenses and depreciation and amortization expense.

These increases in total operating expenses were partially offset by (1) a $6.3 million decrease in broadcast licenses and long-lived asset impairment charges, (2) a $0.9 million gain related to a certain legal settlement and (3) the $0.5 million proceeds received from an insurance claim.

We recognized a net loss of $27.5 million for the year ended December 31, 2011, as compared to a net loss of $9.5 million for the same period of 2010, a change of $18.0 million. The change was primarily attributable to a $13.4 million increase in interest expense and a $5.0 million increase in program and technical expenses primarily related to the amortization of capitalized costs of original programming and other factors discussed above.

Adjusted EBITDA decreased by $8.0 million, or 22%, to $27.7 million for the year ended December 31, 2011, as compared to $35.7 million for the same period in 2010. This change was primarily attributable to the increase in program and technical expenses and the increase in selling, general and administrative expenses.

Fourth Quarter 2011 Conference Call

We will host a conference call to discuss our financial results for the three months and full year ended December 31, 2011 on Monday, April 2, 2012 at 2:30 PM Pacific Time. Interested parties may participate in the conference call by dialing (877) 941-0844 from the United States, or (480) 629-9771 from outside the United States, beginning fifteen minutes prior to the scheduled start time and referencing conference ID 4527133. The conference call will be recorded and made available for replay through Monday, April 16, 2012. Investors may listen to the replay of the call by dialing (800) 406-7325 from the United States, or (303) 590-3030 from outside the United States, and entering conference ID 4527133.

Information for Holders of LBI Media’s 9 1/4% Senior Secured Notes due 2019 and LBI Media’s 8 1/2% Senior Subordinated Notes due 2017

The financial results for LBI Media, Inc.’s year ended December 31, 2011 will be posted on our website at www.lbimedia.com/investors.html. Holders and beneficial owners of LBI Media, Inc.’s 9 1/4% Senior Secured Notes due 2019 and LBI Media Inc.’s 8 1/2% Senior Subordinated Notes due 2017 may access this information by contacting Fred Boyer at (818) 729-5316 to receive a temporary username and password.

About LBI Media, Inc.

We are a leading Spanish-language entertainment company and one of the largest Spanish-language radio and television broadcasters in the U.S., based on revenues and number of stations. We own 21 radio stations (fifteen FM and six AM), nine television stations and “EstrellaTV,” a leading Spanish-language television broadcast network in the U.S. Through EstrellaTV, we broadcast in 39 designated market areas, or DMAs, across the U.S. We operate in markets which comprise approximately 78% of U.S. Hispanic television households, including 18 of the top 20 Hispanic DMAs.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of our radio stations, television stations, television broadcast network and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, changes to our relations with affiliate stations, the timing of announced acquisitions or station upgrades, the successful integration of television and radio assets we acquire, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, our actual performance and results may differ significantly from those anticipated in the forward-looking statements. Please see the recent public filings of our parent, LBI Media Holdings, Inc., for information about these and other risks that may affect us. We and our parent, LBI Media Holdings, Inc., undertake no obligation to update or revise the information contained herein because of new information, future events or otherwise, except as required by law.

Investor Contact

Frederic T. Boyer

Senior Vice President & Chief Financial Officer

LBI Media, Inc.

(818) 729-5316

fboyer@lbimedia.com

- Financial Tables Follow -

LBI MEDIA, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net revenues	$30,079	$30,714	$117,520	$115,736
Operating expenses:
Program and technical, exclusive of depreciation and amortization of property and equipment shown below	13,899	10,918	43,200	38,240
Promotional, exclusive of depreciation and amortization shown below	1,976	1,427	4,156	3,465
Selling, general and administrative, exclusive of depreciation and amortization shown below	10,550	9,168	43,843	39,925
Depreciation and amortization of property and equipment	2,778	2,536	10,584	10,042
Loss on sale and disposal of property and equipment	2,002	548	3,521	611
Impairment of broadcast licenses and long-lived assets	—	—	880	7,222
Gain on legal settlement	—	—	(900)	—
Proceeds from insurance claim	—	—	(455)	—
Gain on assignment of asset purchase agreement	—	—	—	(1,599)

Total operating expenses	31,205	24,597	104,829	97,906

Operating income (loss)	(1,126)	6,117	12,691	17,830
Interest expense, net of amounts capitalized	(10,589)	(7,082)	(41,530)	(28,158)
Interest rate swap income	—	750	2,335	2,088
Equity in losses of equity method investment	—	—	—	—
Interest income and other income	248	206	935	775

Loss from continuing operations before provision for income taxes	(11,467)	(9)	(25,569)	(7,465)
Provision for income taxes	(437)	(482)	(1,912)	(2,058)

Net loss	$(11,904)	$(491)	$(27,481)	$(9,523)

Adjusted EBITDA (2)	$3,662	$9,208	$27,703	$35,731

(2)	Refer to our definition of Adjusted EBITDA in footnote (1). Also, see the tables at the end of this press release for a reconciliation of net (loss) income to Adjusted EBITDA.

LBI MEDIA, INC.

UNAUDITED SELECTED SEGMENT DATA

(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Net revenues:
Radio	$13,451	$15,282	-12%	$55,004	$59,949	-8%
Television	16,628	15,432	8%	62,516	55,787	12%

Total	$30,079	$30,714	-2%	$117,520	$115,736	2%

Operating expenses before gain on assignment of asset purchase agreement, gain on legal settlement, proceeds from insurance claim, stock-based compensation expense, impairment of broadcast licenses and long-lived assets, loss on sale and disposal of property and equipment and depreciation and amortization:

Radio	$7,212	$8,010	-10%	$32,576	$33,288	-2%
Television	19,205	13,496	42%	58,596	48,316	21%

Total	$26,417	$21,506	23%	$91,172	$81,604	12%
Gain on assignment of asset purchase agreement:
Radio	$—	$—	—	$—	$(1,599)	—
Television	—	—	—	—	—	—

Total	$—	$—	—	$—	$(1,599)	—
Gain on legal settlement:
Radio	$—	$—	—	$(900)	$—	—
Television	—	—	—	—	—	—

Total	$—	$—	—	$(900)	$—	—
Proceeds from insurance claim:
Radio	$—	$—	—	$(262)	$—	—
Television	—	—	—	(193)	—	—

Total	$—	$—	—	$(455)	$—	—
Stock-based compensation expense:
Corporate	$8	$7	14%	$27	$26	4%

Total	$8	$7	14%	$27	$26	4%
Impairment of broadcast licenses and long-lived assets:
Radio	$—	$—	—	$—	$39	-100%
Television	—	—	—	880	7,183	-88%

Total	$—	$—	—	$880	$7,222	-88%
Loss on sale and disposal of property and equipment:
Radio	$—	$229	—	$223	$299	-25%
Television	2,002	319	528%	3,298	312	957%

Total	$2,002	$548	265%	$3,521	$611	476%
Depreciation:
Radio	$1,086	$1,333	-19%	$5,238	$5,355	-2%
Television	1,692	1,203	41%	5,346	4,687	14%

Total	$2,778	$2,536	10%	$10,584	$10,042	5%
Operating income (loss):
Radio	$5,153	$5,710	-10%	$18,129	$22,567	-20%
Television	(6,271)	414	-1615%	(5,411)	(4,711)	15%
Corporate	(8)	(7)	14%	(27)	(26)	4%

Total	$1,126	$6,117	-82%	$12,691	$17,830	-29%
Adjusted EBITDA (3)
Radio	$6,239	$7,272	-14%	$23,590	$28,260	-17%
Television	(2,577)	1,936	-233%	4,113	7,471	-45%

Total	$3,662	$9,208	-60%	$27,703	$35,731	-22%

(3)	See footnote (1). Also, see the tables at the end of this release for a reconciliation of operating income (loss) for each segment to Adjusted EBITDA for such segment.

LBI MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,162	$294
Accounts receivable (less allowances for doubtful accounts of $3,576 and $3,436, respectively)	25,272	23,344
Current portion of television program costs, net	1,091	640
Amounts due from related parties	563	409
Current portion of employee advances	171	105
Prepaid expenses and other current assets	2,067	1,578
Assets held for sale	1,614	—

Total current assets	31,940	26,370
Property and equipment, net	89,209	94,163
Broadcast licenses, net	165,131	166,653
Deferred financing costs, net	11,313	4,660
Notes receivable from related parties, excluding current portion	—	3,034
Employee advances, excluding current portion	1,746	1,790
Television program costs, excluding current portion	14,572	10,181
Notes receivable from parent	34,374	26,055
Other assets	7,441	3,734

Total assets	$355,726	$336,640

Liabilities and shareholder’s deficiency
Current liabilities:
Cash overdraft	$—	$1,050
Accounts payable	3,359	2,858
Accrued liabilities	6,449	8,049
Accrued interest	12,409	8,625
Amounts due to parent	4,211	1,283
Current portion of long-term debt	174	1,364

Total current liabilities	26,602	23,229
Long-term debt, excluding current portion	444,798	402,174
Fair value of interest rate swap	—	3,146
Deferred income taxes	26,181	20,160
Other liabilities	3,593	2,890

Total liabilities	501,174	451,599
Shareholder’s deficiency:
Common stock	—	—
Additional paid-in capital	101,814	101,787
Notes receivable from related parties	(3,035)	—
Accumulated deficit	(244,227)	(216,746)

Total shareholder’s deficiency	(145,448)	(114,959)

Total liabilities and shareholder’s deficiency	$355,726	$336,640

The table set forth below reconciles net (loss) income, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited) (In thousands)
Net loss	$(11,904)	$(491)	$(27,481)	$(9,523)
Add:
Provision for (benefit from) income taxes	437	482	1,912	2,058
Interest expense and other income, net	10,341	6,876	40,595	27,383
Interest rate swap (income) expense	—	(750)	(2,335)	(2,088)
Impairment of broadcast licenses and long-lived assets	—	—	880	7,222
Depreciation and amortization	2,778	2,536	10,584	10,042
Loss on sale and disposal of property and equipment	2,002	548	3,521	611
Stock-based compensation expense	8	7	27	26

Adjusted EBITDA	$3,662	$9,208	$27,703	$35,731

The following is a reconciliation of operating income to Adjusted EBITDA for the company’s radio segment:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited) (In thousands)
Radio segment operating income	$5,153	$5,710	$18,129	$22,567
Depreciation	1,086	1,333	5,238	5,355
Loss on sale and disposal of property and equipment	—	229	223	299
Impairment of broadcast licenses and long-lived assets	—	—	—	39

Radio division Adjusted EBITDA	$6,239	$7,272	$23,590	$28,260

The following is a reconciliation of operating income (loss) to Adjusted EBITDA for the company’s television segment:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
	(unaudited) (In thousands)
Television segment operating income (loss)	$(6,271)	$414	$(5,411)	$(4,711)
Depreciation	1,692	1,203	5,346	4,687
Loss on sale and disposal of property and equipment	2,002	319	3,298	312
Impairment of broadcast licenses and long-lived assets	—	—	880	7,183

Television division Adjusted EBITDA	$(2,577)	$1,936	$4,113	$7,471